INVESTMENT ADVISORY AGREEMENT
EXCHANGE TRADED SPREADS FUNDS TRUST

This Investment Advisory Agreement (the "Agreement") is made as of October 24,2013, and shall be effective as of October 24, 2013, by and between the Exchange Traded Spreads Trust, a Delaware statutory trust (the "Trust") and ETSpreads, LLC, a limited liability company organized and existing under the laws of the State of California (the "Advisor").

Whereas, the Trust is an open-end management investment company, registered as such under the Investment Company Act of 1940, as amended (the "1940 Act");

Whereas, the Trust has applied for and obtained exemptive relief from certain provisions of the 1940 Act to permit its series to each operate as an actively managed exchange-traded fund;

Whereas, the Advisor is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the "Advisers Act"), and is engaged in the business of supplying investment advice, investment management and administrative services, as an independent contractor; and

Whereas, the Advisor is registered as a commodity pool operator under the Commodity Exchange Act (the "CEA"); and

Whereas, the Trust desires to retain the Advisor to render advice and services to each series of the Trust (singularly a "Fund" and collectively the "Funds"), pursuant to the terms and provisions of this Agreement, and the Advisor is interested in furnishing said advice and services;

Now Therefore, the Trust and the Advisor mutually agree as follows:

1.
Appointment of Advisor. The Trust hereby appoints the Advisor and the Advisor hereby accepts such appointment, to render investment advice and management services with respect to the assets of the Trust for the period and on the terms set forth in this Agreement, subject to the supervision and direction of the Trust's Board of Trustees.

2.	Duties of Advisor.

a.	General Duties.

The Advisor shall act as investment manager to each Fund listed on Schedule A and shall supervise investments of that Fund on behalf of the Trust in accordance with the investment objectives, programs and restrictions of the Fund as provided in the Fund's then current registration statement on Form N-1A (the "Registration Statement") on file with the Securities and Exchange Commission (the "SEC") and governing documents, including, without limitation, the Trust's Agreement and Declaration of Trust and such other limitations as the Trustees may impose from time to time in writing to the Advisor.

The Advisor shall, except as otherwise provided for herein, render or make available all services needed for the management, administration and operation of each Fund. Without limiting generality of the foregoing, the Advisor shall:

i.
Furnish the Trust with advice and recommendations with respect to the investment of each Fund's assets and the purchase and sale of portfolio investments for each Fund, including the taking of such other steps as may be necessary to implement such advice and recommendations;

ii.
Furnish the Trust with reports, statements and other data on derivatives, commodity interests securities, economic conditions and other pertinent subjects which the Trust's Board of Trustees may reasonably request;

iii.	Manage the investments of each Fund, subject to the ultimate supervision and direction of the Trust's Board of Trustees;

iv.
Maintain, in the form and for the periods required by Rule 31a-2 of the 1940 Act, all records relating to each Fund's investments that are required to by maintained by the Trust pursuant to paragraphs (b)(5), (b)(6), (b)(7), (b)(9), (b)(10) and (f) of Rule 31a-l of the 1940 Act;

v.
Provide persons satisfactory to the Trust's Board of Trustees to act as officers and employees of the Trust (such officers and employees, as well as certain Trustees, may be trustees, directors, officers, partners, or employees of the Advisor or its affiliates); and

vi.	Render to the Trust's Board of Trustees such periodic and special reports with respect to the Funds' investment activities as the Board may reasonably request.

b.	Portfolio Transactions and Brokerage.

When the Funds enter into swaps or options, these transactions will be entered into by the Advisor either over-the-counter or with counterparties who agree to clear the transactions through a futures commission merchant ("FCM"). The Funds may also enter into futures transactions through FCMs. When entering into a swap, the Advisor shall evaluate counterparties on the following factors: reputation and financial strength; execution prices; commission costs; ability to handle complex orders; ability to give prompt and full execution, including the ability to handle difficult trades; accuracy of reports and confirmations provided; reliability, type and quality of research provided; financing costs and other associated costs related to the transaction; and whether the total cost or proceeds in each transaction is the most favorable under the circumstances. In the selection of FCMs, the Advisor shall bear in mind the Funds' best interests at all times, shall consider all factors it deems relevant, including: price; the size of the transaction; the nature of the market for the security; the amount of the commission; the reputation, experience and financial stability of the FCM involved; and the quality of service rendered by the FCM in other transactions.

The Advisor shall place orders for the purchase and sale of securities either directly with the issuer or with a broker or dealer selected by the Advisor. In placing the Funds' securities trades, it is recognized that the Advisor will give primary consideration to securing the most favorable price and efficient execution; so that a Fund's total cost or proceeds in each transaction will be the most favorable under all the circumstances. Within the framework of this policy, the Advisor may consider the financial responsibility, research and investment information, and other services provided by brokers or dealers who may effect or be a party to any such transaction or other transactions to which other clients for the Advisor may be a party. It is understood that an affiliate of the Advisor may act as one of the Trust's brokers in the purchase and sale of portfolio securities for a Fund, consistent with the requirements of the 1940 Act.

It is also understood that it may be desirable for the Trust that the Advisor have access to investment and market research and securities and economic analyses provided by brokers and others. It is also understood that brokers providing such services may execute brokerage transactions at a higher cost to a Fund than might result from the allocation of brokerage to other brokers on the basis or seeking the most favorable price and efficient execution. Therefore, the purchase and sale of securities for a Fund may be made with brokers who provide such research and analysis, subject to review by the Trust's Board of Trustees from time to time with respect to the extent and continuation of this practice to determine whether the Trust benefits, directly or indirectly, from such practice. It is understood by both parties that the Advisor may select broker-dealers for the execution of a Fund's portfolio transactions who provide research and analysis as the Advisor may lawfully and appropriately use in its investment management and advisory capacities, whether or not such research and analysis may also be useful to the Advisor in connection with its services to other clients.

On occasions when the Advisor deems the purchase or sale of a security to be in the best interest of a Fund as well as other clients, the Advisor, to the extent permitted by applicable laws and regulations, may aggregate the securities to be so purchased or sold in order to obtain the most favorable price or lower brokerage commissions and the most efficient execution. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Advisor in the manner it considers to be the most equitable and consistent with its fiduciary obligations to the Trust and to such other clients.

c.	Delegation to Sub-Advisor.

The Advisor may delegate its investment management responsibilities under Subparagraph 2(a), or a portion thereof, to one or more entities that are registered as investment advisers under the Advisers Act (each a "Sub-Advisor"), pursuant to an agreement between the Advisor and the Sub-Advisor (each a "Sub-Advisory Agreement"). For responsibilities that are related to a Fund's investment in commodity interests, any Sub-Advisor must also be registered as a commodity trading advisor under the CEA. Any Sub-Advisor to which the Advisor proposes to delegate its investment management responsibilities must be approved by the Trust's Board of Trustees, including a majority of the Trustees who are not parities to this Agreement or interested persons of any such part, and, if required under the 1940 Act, by the affirmative vote of the lesser of (a) 67% or more of the outstanding Fund's shares present or represented at a meeting called for the purpose of approving the Sub-Advisory Agreement, if holders of more than 50% of the outstanding shares of the Fund that are entitled to vote are present or represented by proxy at such meeting, or (b) more than 50% of the outstanding shares of the Fund entitled to vote).

3.	Best Efforts and Judgment. The Advisor shall use its best judgment and efforts in rendering the advice and, services to the Funds as contemplated by this Agreement.

4.
Independent Contractor. The Advisor shall, for all purposes herein, be deemed to be an independent contractor, and shall, unless otherwise expressly provided and authorized to do so, have no authority to act for or represent the Trust in any way, or in any way be deemed an agent for the Trust. It is expressly understood and agreed that the services to be rendered by the Advisor to the Trust under the provisions of this Agreement are not to be deemed exclusive, and the Advisor shall be free to render similar or different services to others so long as its ability to render the services provided for in this Agreement shall not be impaired thereby.

5.
Advisor's Personnel. The Advisor shall, at its own expense, maintain such staff and employ or retain such personnel and consult with such other persons as it shall from time to time determine to be necessary to the performance of its obligations under this Agreement. Without limiting the generality of the foregoing, the staff and personnel of the Advisor shall be deemed to include persons employed or retained by the Advisor to furnish statistical information, research, and other factual information, advice regarding economic factors and trends, information with respect to technical and scientific developments, and such other information, advice and assistance the Advisor of the Trust's Board of Trustees may desire and reasonably request.

6.
Reports to Trust bv Advisor. The Trust from time to time will furnish to the Advisor detailed statements of the Fund's investments and assets, and information as to the Fund's investment objective and needs, and will make available to the Advisor such financial reports, proxy statements, legal and other information relating to the Fund's investments as may be in its possession or available to it, together with such other information as the Advisor may reasonably request.

7.	Expenses.

a.	The Advisor shall bear and pay the costs of rendering the services to be performed by it under this Agreement. In addition, with respect to the operation of the Fund, the Advisor is responsible for-

i.	The compensation of any of the Trust's trustees, officers and employees who are affiliates of the Advisor,

ii.
The expenses of printing and distributing the Fund's prospectuses, statements of additional information, and sales and advertising materials (but not the legal, auditing or accounting fees attendant thereto) to prospective investors (but not to existing shareholders), and

iii.
Providing office space and equipment reasonably necessary for the operation of the Fund. Additionally, the Advisor shall also be responsible for any advisory fee due to the Sub-Advisor for services provided by the Sub-Advisor pursuant to any Sub-Advisory Agreement.

b.	The Fund is responsible for and has assumed the obligation for payment of all of its expenses, other than as stated in Subparagraph 7(a) above, including but not limited to:

i.	Fees and expenses incurred in connection with the issuance, registration and transfer of its shares;

ii.	Brokerage and commission expenses;

iii.
All expenses of transfer, receipt, safekeeping, servicing and accounting for the cash, securities, swaps, options and other investments, and other property of the Fund including all fees and expenses of its custodian, shareholder services agent and accounting services agent;

iv.	Interest charges on any borrowings;

v.	Costs and expenses of pricing and calculating its daily net asset value and of maintaining its books of account required under the 1940 Act;

vi.	Taxes, if any;

vii.	Expenditures in connection with meetings of the Fund's Shareholders and Board of Trustees that are properly payable by the Fund;

viii.
Salaries and expenses of officers and fees and expenses of members of the Trust's Board of Trustees or members of any advisory board or committee who are not members of, affiliated with or interested persons of the Advisor;

ix.	Insurance premiums on property or personnel of the Trust which inure to its benefit, including liability and fidelity bond insurance;

x.	The cost of preparing and printing reports, proxy statements, prospectuses and statements of additional information of the Fund or other communications for distribution to existing shareholders;

xi.	Listing fees of the New York Stock Exchange or other exchange on which shares of the Fund are listed;

xii.	Legal, auditing and accounting fees;

xiii.	Trade association dues;

xiv.	Fees and expenses (including legal fees) of registering and maintaining registration of its shares for sale under federal and applicable state an foreign securities laws;

xv.
All expenses of maintaining and servicing shareholder accounts, including all charges for transfer, shareholder recordkeeping, dividend disbursing, redemption, and other agents for the benefit of the Fund, if any; and

xvi.	All other charges and costs of its operation plus any extraordinary and nonrecurring expenses, except as herein otherwise prescribed.

c.
To the extent the Advisor incurs any costs by assuming expenses which are an obligation of a Fund as set forth herein, that Fund shall promptly reimburse the Advisor for such costs and expenses, except to the extent the Advisor has otherwise agreed to bear such expenses. To the extent the services for which a Fund is obligated to pay are performed by the Advisor, the Advisor shall be entitled to recover from the Fund to the extent of the Advisor's actual costs for providing such services.

8.	Investment Advisory and Management Fee

a.
The Funds shall pay the Advisor, and the Advisor agrees to accept, as full compensation for all administrative and investment management and advisory services furnished or provided to the Trust pursuant to this Agreement, a management fee as set forth in the Fee Schedule attached hereto as the Appendix, as may be amended, in writing, from time to time by the Trust and the Advisor and, if required under the 1940 Act, by the affirmative vote of the lesser of (a) 67% or more of the outstanding Fund's shares present or represented at a meeting called for the purpose of approving the changed fee, if holders of more than 50% of the outstanding shares of the Fund that are entitled to vote are present or represented by proxy at such meeting, or (b) more than 50% of the outstanding shares of the Fund entitled to vote).

b.	The management fee shall be accrued daily by each Fund and paid to the Advisor on the first business day of the succeeding month.

c.
The initial fee under this Agreement shall be payable on the first business day of the first month following the effective date of this Agreement and shall be prorated as set forth below. If this Agreement is terminated prior to the end of any month, the fees to the Advisor shall be prorated for the portion of any month in which this Agreement is in effect which is not a complete month according to the proportion which the number of calendar days in the month during which the Agreement is in effect bears to the number of calendar days in the month, and shall be payable within ten (10) days after the date of termination.

d.
Expense Limitation Fee Reduction. The fees payable to the Advisor under this Agreement will be reduced to the extent required under the most stringent expense limitation applicable to a Fund imposed by any state in which shares of the Fund are qualified for sale. The Advisor may reduce any portion of the compensation or reimbursement of expenses due to it pursuant to this Agreement and may agree to make payments to limit the expenses that are the responsibility of a Fund under this Agreement. Except as the Advisor may otherwise agree with respect to a Fund, any such reduction or payment shall be applicable only to such specific reduction or payment and shall not constitute an agreement to reduce any future compensation or reimbursement due to the Advisor hereunder or to continue future payments. Any such reduction will be agreed to prior to accrual of the related expense or fee and will be estimated daily and reconciled and paid on a monthly basis. Any fee withheld pursuant to this paragraph 8(d) from the Advisor may be reimbursed by the Fund to the Advisor anytime within three years from the time that it was withheld if the following conditions are met:

i.	the reimbursement does not cause the Fund to exceed any applicable expense limit;

ii.	the effect of the reimbursement is measured after all ordinary operating expenses are calculated; and

iii.	the Board of Trustees approves the reimbursement as being not inconsistent with the best interests of shareholders.

e.
The Advisor may agree not to require payment of any portion of the compensation or reimbursement of expenses otherwise due to it pursuant to this Agreement prior to the time such compensation or reimbursement has accrued as a liability of a Fund. Any such agreement shall be applicable only with respect to the specific items covered thereby and shall not constitute an agreement not to require payment of any future compensation or reimbursement due to the Advisor hereunder.

9.
Trading in Fund Shares. The Advisor agrees that neither it nor any of its partners, officers or employees shall take any short position in the shares of the Fund. This prohibition shall not prevent the purchase of such shares by any of the officers and partners or bona fide employees of the Advisor or any trust, pension, profit-sharing or other benefit plan for such persons or affiliates thereof, at a price not less than the net asset value thereof at the time of purchase, as allowed pursuant to rules promulgated under the 1940 Act.

10.
Conflicts with Trust's Governing Documents and Applicable Laws. Nothing here in contained shall be deemed to require the Trust or the Fund to take any action contrary to the Trust's Agreement and Declaration of Trust or any applicable statute or regulation, or to relieve or deprive the Board of Trustees of the Trust of its responsibility for and control of the conduct of the affairs of the Trust.

11.	Representations of the Advisor.

The Investment Adviser represents that it is registered with the SEC under the Advisers Act and is registered as a commodity pool operator under the CEA with the National Futures Association. The Investment Adviser shall remain so registered throughout the term of this Agreement and shall notify the Trust immediately if the Investment Adviser ceases to be so registered as an investment adviser or commodity pool operator.

The Advisor represents that it has adopted a written code of ethics complying with the requirements of Rule 17j-l under the 1940 Act and any applicable provisions of the CEA and rules thereunder and will provide the Trust with a copy of that code, together with evidence of its adoption. Within 45 days of the end of each calendar quarter during which this Agreement remains in effect, the president or a vice president of the Advisor shall certify to the Trust that the Advisor has complied with the requirements of Rule 17j-l (as amended from time to time) during the previous quarter and that there have been no violations of the Advisor's code of ethics or, if such a violation has occurred, that appropriate action has been taken in response to such violation. Upon written request of the Trust, the Advisor shall permit representatives of the Trust to examine the reports (or summaries of the reports) required to be made to the Advisor by Rule 17j-l(c)(l) and other records evidencing enforcement of the code of ethics.

12.	Books and Records.

The Advisor agrees that all books and records which it maintains for the Trust are the property of the Trust and further agrees to surrender promptly to the Trust any such books, records or information upon the Trust's request. All such books and records shall be made available, within five business days of a written request, to the Trust's accountants or auditors during regular business hours at the Advisor's offices. The Trust or its authorized representative shall have the right to copy any records in the possession of the Advisor or a Service Provider that pertain to the Trust. Such books, records, information or reports shall be made available to properly authorized government representatives consistent with state and federal law and/or regulations. In the event of the termination of this Agreement, all such books, records or other information shall be returned to the Trust free from any claim or assertion of rights by the Advisor.

The Advisor further agrees that it will not disclose or use any records or information obtained pursuant to this Agreement in any manner whatsoever except as authorized in this Agreement and that it will keep confidential any information obtained pursuant to this Agreement and disclose such information only if the Trust has authorized such disclosure, or if such disclosure is required by federal or state regulatory authorities.

13.	Advisor's Liabilities and Indemnification.

a.
The Advisor shall have responsibility for the accuracy and completeness (and liability for the lack thereof) of the statements in the Trust's offering materials (including the Registration Statement and advertising and sales materials), except for information supplied by the Trust or the Fund or another third party for inclusion therein.

b.
In the absence of willful misfeasance, bad faith, gross negligence, or reckless disregard of the obligations or duties hereunder on the part of the Advisor, the Advisor shall not be subject to liability to the Trust or to any shareholder of the Trust for any act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security by a Fund.

c.
Notwithstanding the foregoing, the Advisor agrees to reimburse a Fund for any and all costs, expenses, and counsel and trustees' fees reasonably incurred by the Fund in the preparation, printing and distribution of proxy statements, amendments to its Registration Statement, holdings of meetings of its shareholders or trustees, the conduct of factual investigations, any legal or administrative proceedings (including any applications for exemptions or determinations by the Securities and Exchange Commission) which the Fund incurs as the result of action or inaction of the Advisor or any of its partners where the action or inaction necessitating such expenditures-

i.
Is directly or indirectly related to any transactions or proposed transaction in the interests or control of the Advisor or its affiliates (or litigation related to any pending or proposed future transaction in such interests or control) which shall have been undertaken without the prior, express approval of the Trust's Board of Trustees; or

ii.	Is within the sole control of the Advisor or any of its affiliates or any of their officers, partners, employees or agents.

So long as this Agreement is in effect, the Advisor shall pay to the Fund the amount due for expenses subject to this Subparagraph 10(b) within thirty (30) days after a bill or statement has been received from the Fund therefor. This provision shall not be deemed to be a waiver of any claim which the Trust may have or may assert against the Advisor or others for costs, expenses, or damages heretofore incurred by the Fund or for costs, expenses or damages the Fund may hereafter incur which are not reimbursable to it hereunder.

d.
No provision of this Agreement shall be construed to protect any Trustee or officer of the Trust, or partner or officer of the Advisor, from liability in violation of Sections 17(h) and (i) of the 1940 Act.

14.
Non-Exclusivity. The Trust's appointment of the Advisor is not an exclusive arrangement, and the Trust may from time to time select other individuals or entities to furnish it with the services provided for herein.

15.
Term. This Agreement shall become effective as of the date of execution and shall remain in effect for a period of two (2) years, unless sooner terminated as hereinafter provided. This Agreement shall continue in effect thereafter for any Fund fo additional periods not exceeding one (1) year so long as such continuation is approved for the Fund at least annually by -

i.	The Board of Trustees of the Trust or by the vote of a "majority of the outstanding voting securities" of the Fund, and

ii.	The vote of a majority of the Trustees of the Trust who are not parties to this Agreement nor interested persons thereof, cast in person at a meeting called for the purpose of voting on such approval.

16.
Termination. This Agreement may be terminated by the Trust on behalf of any Fund at any time without payment of any penalty, by the Board of Trustees of the Trust or by vote of a majority of the outstanding voting securities of the Fund, upon sixty (60) days' written notice to the Advisor, and by the Advisor upon sixty (60) days' written notice to the Trust.

17.
Termination by Assignment. This Agreement shall terminate automatically in the event of any transfer or assignment thereof, as defined in the 1940 Act (including the rules thereunder and interpretations thereof).

18.
Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute or rule, or shall be otherwise rendered invalid, the remainder of this Agreement shall not be affected thereby.

19.	Definitions. The terms "majority of the outstanding voting securities" and "interested persons" shall have the meanings as set forth in the 1940 Act.

20.
Notice of Limitation and Liability. The Advisor acknowledges that it has received notice of and accepts the limitations of the Trust's liability set forth in Article VII, Section 1 of its Agreement and Declaration of Trust. The Advisor agrees that the Trust's obligations under this Agreement with respect to any Fund shall be limited to that Fund and to that Fund's assets, and that the Advisor shall not seek satisfaction of any such obligation from any other Fund, form the shareholders of the Fund nor from any trustee, officer, employee or agent of the Trust or the Fund.

21.	Captions. The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

22.
Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California without giving effect to the conflict of laws principles thereof; provided that nothing herein shall be construed to preempt, or to be inconsistent with, any federal law, regulation or rule, including the 1940 Act,the Advisers Act, the CEA, and any rules and regulations promulgated thereunder.

In Witness Whereof, the parties have executed this Agreement as of the date and year first written above.

Exchange Traded Spreads Funds Trust a Delaware Business Trust		ETSpeads, LLC a California Limited Liability Company

By:	/s/ Teresa Axelson	By:	/s/ Stephen C. Rogers
	Teresa Axelson, Secretary		CCM Partners, Its General Partner

		By:	/s/ Stephen C. Rogers
RFS Partners, Its General Partner

		By:	/s/ Stephen C. Rogers
Richard F. Shelton, Inc., Its General Partner

		By:	/s/ Stephen C. Rogers
Stephen C. Rogers, Co-trustee of Richard F. Shelton Trust, Sole Shareholder of Richard F. Shelton, Inc.

APPENDIX
TO INVESTMENT ADVISORY AGREEMENT
Dated October 24, 2013 (the Advisory Agreement")

FEE SCHEDULE

The Fund shall pay to the Advisor, as full compensation for all investment management, advisory and administrative services furnished or provided to the Fund, pursuant to the Investment Advisory Agreement, a management fee based upon the Fund's average daily net assets the per annum rate of 0.95%.

Schedule A

IG Long Credit Fund
IG Short Credit Fund
HY Long Credit Fund
HY Short Credit Fund